RESIGNATION NOTICE

December 7, 2010

GoEnergy, Inc.
3960 Howard Hughes Parkway, Suite 500
Las Vegas, NV 89169

Dear Sirs:

I hereby resign (i) as a member of the board of directors of GoEnergy, Inc. (the “Corporation”), such resignation to become effective on the eleventh day following the date the Information Statement on Schedule 14F-1 is mailed by the Corporation and (ii) from all officer and other positions that I hold in the Corporation other than as Treasurer of the Corporation, effective immediately.

My resignation is not the result of any disagreement with the Corporation on any matter relating to its operation, policies, including, without limitation, accounting or financial policies, or practices.

In addition, and in connection with the transactions contemplated herein, I hereby waive any and all compensation or other monies owed to me from the Corporation.

I hereby undertake that I do not have any claims against the Corporation upon my resignation.

[-Signature Page Follows-]

Sincerely,

/s/ Terry Fields
Terry Fields